Karat Packaging, Inc.
Fourth Quarter 2021 Earnings Call
March 23, 2022

CORPORATE PARTICIPANTS

Alan Yu – Chief Executive Officer

Jian Guo – Chief Financial Officer

Operator
Good day, and welcome to the Karat Packaging 2021 fourth quarter and year-end conference call. All participants will be in a listen-only mode. [Operator instructions] After today's presentation, there will be an opportunity to ask questions. [Operator instructions] Please note, this event is being recorded. I would now like to turn the conference over to Roger Pondel, PondelWilkinson, Karat Packaging investor relations firm. Please go ahead, sir.

Roger Pondel -- Investor Relations
Good afternoon, everyone, and welcome to Karat Packaging's 2021 fourth quarter and year-end conference call. I'm Roger Pondel with PondelWilkinson, Karat Packaging's investor relations firm. It will be my pleasure momentarily to introduce the company's chief executive officer, Alan Yu; and Karat's new chief financial officer, Jian Guo. Before I turn the call over to Alan, I want to remind our listeners that today's call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous conditions, many of which are beyond the company's control, including those set forth in the Risk Factors section of the company's IPO registration statement and its most recent Form 10-Q as filed with the Securities and Exchange Commission.

Copies of which are available on the SEC's website at www.sec.gov, along with other company filings made with the SEC from time to time. Actual results could differ materially from these forward-looking statements, and Karat Packaging undertakes no obligation to update any forward-looking statements, except as required by law. Please also note that during this call, we will be discussing adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted earnings per share, which are non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of the most directly comparable GAAP measures to the non-GAAP financial measures is included in today's press release, which is now posted on the company's website. And with that, it is my pleasure to turn the call over to CEO Alan Yu. Alan?

Alan Yu -- Chief Executive Officer
Thank you, Roger. Good afternoon, everyone. We're pleased to be here with all of you today. Our business continued to grow at a robust pace as we gain wallet share with our existing customers and expand our customer base.

Earlier today, we reported record fourth quarter net sales and continued margin expansion. Despite ongoing global supply chain challenges and tight labor conditions, fourth quarter 2021 results reflect exceptionally strong demand for our product and market trend remains favorable. As we continue to provide new innovative offering, our sales were somewhat constrained by the delay of certain shipments to customers from December to January due to inventory shortages resulting from port congestion and labor challenges. We continue to manage the labor environment through increasing recruiting efforts and shifting distribution to other facilities in our supply chain. Online sales, again, posted the highest percentage increase, 56% year over year in the fourth quarter, as we are placing greater emphasis on this category of our business, which commands higher margins. In addition to sales from our own online channels, we experienced excellent growth through eBay, Walmart, and Amazon. Our distributor channel and national and regional chains also posted very strong results.

During the year, we added more than 50 new regional restaurant chain account, as well as national chain accounts. As noted in the press release, we've achieved our gross margin goal in the 2021 fourth quarter, increasing 360 basis points to 31% over the same quarter last year despite higher inventory and ocean freight expenses. This demonstrated our ability to improve productivity and operational efficiency, as well as successfully passing through inflation-related cost increases. Gross margin also benefited somewhat from higher land costs capitalized in the fourth quarter compared to the third quarter, mainly freight, duty, and custom brokerage fees. Our positive business momentum is progressing in 2022.

The food service sector is continuing to experience steady increase in consumer spending. Moreover, demand for environmentally friendly products continue to grow, which bodes well for Karat as a leading industry providers. As a result of a favorable outlook, we are currently targeting net sales for the 2022 first quarter to be in the range of 101 million to 103 million, up about 35% at the midpoint of the range over the same period last year. For the full 2022 year, we expect sales to grow 17% to 19% over 2021. Lastly, as part of our plan to expand our third-party logistics services, we have just leased 14 trucks and trailers.

This is in addition to the previously announced orders of 10 Tesla semi truck that we expect to arrive in 2023. We want to leave adequate time for questions, so I will stop here and turn to -- the call over to Jian Guo, our new chief financial officers, who joined Karat in February, to discuss our financial results in greater detail. Jian?

Jian Guo -- Chief Financial Officer

Thank you, Alan. I am very pleased to have joined the Karat team at this exciting time in the company's growth and development. Our 2021 fourth quarter results reflect strong top-line growth from existing and new customers and improved margin as we continue to enhance our operating efficiencies. We delivered $10.9 million of adjusted EBITDA, or a 11.9% adjusted EBITDA margin. Now, let me provide more color on our operating results starting with revenue.

Net sales for the 2021 fourth quarter increased 30% over the same quarter last year to $91.3 million. Net sales for the full year 2021 increased 23% over 2020 to $364.2 million. Net sales in 2020 included $38.1 million of PPE products, principally during the height of the pandemic in the second quarter of 2020. Net sales of PPE products decreased to $2.7 million in 2021, or less than 1% of net sales. Sales to distributors for the 2021 fourth quarter, our largest channel grew 33%, and sales to national and regional chains expanded 27%.

Online sales rose 56% for the quarter, reflecting strong demand and our continued investment in this critical channel. Sales to the retail channel decreased to 4% from the same quarter last year with some sales having shifted to other channels and the fourth quarter typically being slower on the retail side. We implemented minimum shipping requirements in the second half of 2021 to better manage tight labor conditions, which shifted a portion of our sales mix from retail to distributors and enabled us to better utilize staffing resources. Gross profit increased 47% to $28.3 million for the 2021 fourth quarter due, in part, from the strong sales growth in our higher-margin channels and products, along with improved operating efficiencies and better management of freight expenses. Gross margin for the 2021 fourth quarter expanded to 31% from 27.4% for the same quarter last year and 29% in the 2021 third quarter. Operating expenses for the 2021 fourth quarter were $21.2 million, or 23%, of net sales, compared with $17.2 million, or 24%, of net sales in the prior-year quarter; and $24.4 million, or 24%, of net sales in the 2021 third quarter.

The reduction in operating expenses as a percentage of net sales from both the prior year and the sequential quarter demonstrated the company's improvement in cost leverage. Specifically, we are gaining efficiencies in facilities, shipping, and labor costs. Provision for income taxes was $1.1 million for the 2021 fourth quarter versus a benefit of 224,000 for the same period last year. Net income increased more than threefold to $6 million for the 2021 fourth quarter from $1.6 million for the same quarter last year. Net income attributable to Karat Packaging, Inc. was $5.6 million, or $0.28, per diluted share for the 2021 fourth quarter, compared with $922,000, or $0.06, per diluted share for the same quarter last year. Adjusted EBITDA on a consolidated basis advanced to $10.9 million for the 2021 fourth quarter from $4.5 million a year ago. Consolidated adjusted EBITDA margin was 11.9% in the fourth quarter, compared with 6.4% for the same quarter last year. Adjusted diluted earnings per common share rose more than fivefold to $0.32 from $0.06 per share in the prior-year quarter. Net cash provided by operating activities increased to $9.9 million for the 2021 fourth quarter from $2.2 million for the same quarter last year, reflecting the higher net income and favorable changes in working capital and noncash adjustment. We finished the quarter with $72.1 million in working capital, compared to $36.6 million at the end of 2020.

In October 2021, we refinanced our line of credit with improved pricing and more flexibility in a financial covenant. We believe we are better positioned to execute on our future growth strategies. Alan and I will now be happy to answer your question. And I'll turn the call back to the operator.

Questions & Answers:

Operator
Thank you. We will now begin the question-and-answer session. [Operator instructions] Our first question will come from Jake Bartlett with Truist Securities. Please go ahead.

Jake Bartlett -- Truist Securities
Thanks for taking my question. My first is for you, Alan, or, you know, others. The question is fourth quarter revenue came in, you know, a bit below the guidance that you had provided in November -- in early November. And you've mentioned the supply chain kind of bottlenecks ports, as well as I think in the script you mentioned, staffing.
So -- and that was in December and January. So I just want to, you know, make sure I understand kind of how -- you know, what happened there? You know, and also, most importantly, how confident you are that those bottlenecks are now easing or have eased or will ease?

Alan Yu -- Chief Executive Officer
Thank you, Jake. Well, yes, the fourth quarter we've experienced a lot of shortages in product that we have due to container arriving late from the port and due to shortage in labor due to holidays. We have a lot of employee that were sick or calling sick, that didn't come in and show up. So warehouse with were short-staffed.

We have -- even if we have product on the floor, we were not able to ship everything in timely manner. And the containers, trying to get the container from the port to the warehouse. And also we had to shut down a day and a half, almost two days, at the -- toward the end of the year for inventory counting. That's -- one of the main causes of that would be the fulfillment rate.

Our fulfillment rate in the -- especially in December were near not -- it was close to around 50%, and we see that fulfillment rate improved significantly in the first quarter. To your question, do I see the bottleneck is getting better? Yes. The port is getting a lot betters. It used -- back in December -- November of last year, it took a ship, a container about three months or even four months from the factory to our warehouse. Right now, I'm seeing two months, 45 days, a little bit more over two months, to get containers into California. So it is much faster. And also, we don't have this kind of a delay at the port as we had before in December. Right now, the delay could be only about no more than two weeks. Back in December and November, the delay could have been over -- even the container came in, offloaded in a ditch -- dead area, it would take us about 45 days to get the container into our warehouse. So we do see a lot of these issues that we had in the fourth quarter away. And also, in the first quarters, we improved our efficiency in terms of hiring more people, especially in the -- after January, we were able to hire more people.

Also, work over the weekend to get our orders filled. I think the biggest challenge back in -- last fourth quarters was trying to get the order fulfilled, which have -- we have no problem getting purchase order from the customers, the demand was high. It's just that we couldn't fulfill as much as we want to due to labor shortages and shortage of supply.

Jake Bartlett -- Truist Securities
Great. Great. And, you know, it sounds like you mentioned sick time and, you know, that would coincide with the spike in omicron that we've heard others talk about. Would that -- is that the right way to think about it that omicron spike, you know, impacted your staffing in those kind of sick days in your productivity as well?

Alan Yu -- Chief Executive Officer
Yes. I would say that not only us, we've spoken with a lot of customers. I mean, the COVID started back in 2020. We have been very well control of the employee that have COVID.
But during the spike in omicron, I -- we've experienced the most amount of labor shortage -- of employee catching the COVID. At one point, 50% of one each -- one of our department were out sick. So it's really a challenging time during that period to get people come to work, especially when everyone's having a gathering and then after the gathering, they catches COVID.

Jake Bartlett -- Truist Securities
Great. No, that makes a lot of sense. You know, I was just -- the next question is about the outlook for sales in 2022, the 17% to 19% growth. And I'm hoping you can maybe break that down in a few different buckets, you know, in the contribution to that growth.
One is the price increases that you've taken out -- taken throughout 2021. You know, how much is just increased pricing of what you're selling contributing to that 17% to 19% growth? The other part is, how much of that growth is going to be -- you think is going to be coming from existing customers? And then how much is dependent on getting new customers? Maybe some of those new customers, as I understand that you've signed on some, but haven't really turned them on, so maybe have very good visibility on that. But I'm just curious to understand kind of what the really the main drivers of this 17% to 19% growth is?

Alan Yu -- Chief Executive Officer
Sure. I would say 5% to 7% will be coming from increasing prices. The reason being, there are some prices on certain product, we raised our prices; and also there are certain products, we decrease our prices. So it kind of offset each others.

And I would think that majority of our increases such as, I would say 5%, it would be coming from increase in new customers and also new product line that we're bringing in. We are seeing that we have been adding more product line. Last year, we added approximately 100 to 200 SKUs. This year, I would see that adding additional 100 to 200 SKUs mainly for online sales.

We're -- we see online would be a big driver that would give us additional $10 million to $50 million, possibly even more, in revenue because we do foresee that our online sales should -- could possibly increase by 50% to 75% year over year this year.

Jake Bartlett -- Truist Securities
Great. And then last question for me, the missing piece in terms of '22 guidance. The missing piece to get to EBITDA is the operating cost. And I'm just wondering if you could give us some of the big moving pieces there and, you know, whether we should expect leverage on operating costs, you know, in 2022? And, you know, perhaps if you can kind of just help us understand, you know, how much leverage, if we expect leverage, but just some of the moving pieces there.
I know there's shipping, there's labor costs potentially maybe lapping some of the one-time kind of cost you incurred in 2021. But just any help on the operating cost and how we should think of that in 2021 and 2022 would be helpful.

Alan Yu -- Chief Executive Officer
Sure. I would say, we are seeing the operation cost to be fairly increased, not insignificantly compared to our revenue growth. Mainly that we starting this month -- starting next month, we actually stop all the outside brokerage sales force that we have. So we terminated all those sales -- outside sales agreement, everything will be done in in-house corporate by our corporate salespeople.

And also, that -- we've seen that on the inventory side. We've seen increase in dollars that is favorable to our cost of purchase to overseas, as well as our -- we've seen that -- you know, we've been utilizing more on the shipping sides. We've used to ship the 28 pallets on the truckload, now we can ship 30 to 32 pallets on the truckload. So we're maximizing the shipment. And also we've seen the domestic local shipping truckload price recently just dropped versus an increase in LTL.
So we're pushing our customers, asking them to ship more in a food truckload with a more SKU that we bring in. That also increased our efficiency in the operational cost. Same with the labors, we are hiring more people that are -- that -- we're seeking more efficiency out of our staffing. That is another increase in our efficiency in cutting our operating costs as well.

Jake Bartlett -- Truist Securities
Got it. So the message is that you do expect, you know, a leverage -- your -- the operating costs to contribute to margin expansion overall in 2022?

Alan Yu -- Chief Executive Officer
Correct.

Jake Bartlett -- Truist Securities
Great. I'll pass it on. Thank you so much.

Alan Yu -- Chief Executive Officer
Thank you, Jake.

Operator
Our next question will come from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel -- William Blair -- Analyst
Hey. Good afternoon, everyone, and congrats on the quarter and a strong guide. My first question is on gross margin for '22. Alan, is the primary driver of higher margins, is it mix? Or what are the other puts and takes that we should be thinking about?

Alan Yu -- Chief Executive Officer
I -- we see the primary driver of the gross margin is, one, a strong dollar; two, we're selling more eco-friendly product that we are offering. Hawaii has -- we actually really better utilized our Hawaii operation and also we're expanding our Hawaiian operation, which has a high demand for eco-friendly product composed of ESG product line. And we do see that with the economy opening up, and more and more cities and restaurants are asking, calling for the environmentally packaging such as bagasse plate, bagasse hinged containers, PLA straws or compostable straws. And also, more importantly, we're able to increase our online sales in Amazon, eBay, Walmart, not only on e-commerce stores. We are looking to increase our staffing in our e-commerce side by double in terms of pushing our -- that will definitely help our online sales.

Our goal for the online sales for this year 2022 versus last year is 50% to 75%, or even more, on the growth side for the online sales. Online sales generate a much higher gross margin than our traditional sales to the distribution channels or retail channels. So this is where we see a strong driver for our gross margin in 2022.

Ryan Merkel -- William Blair -- Analyst
Yep. OK. Makes sense. And then the share gain in 2021 was really impressive, 50 new accounts.
Can this continue in 2022? Or, you know, was '21 unique year because of the shortages and you were able to out-service your peers? Or do you think you can continue the share gains at this sort of accelerated pace?

Alan Yu -- Chief Executive Officer
We believe -- in 2021, our sales actually really didn't go out to look for customers. So we believe in 2022, we will be able to increase even more than 50 new accounts in the -- especially in the Midwest market. This market where we see -- like I said, we have been strong in the West Coast. We have been weak, very weak, in the Southeast, in the eastern part of the U.S., even in the Midwest.

So we've seen there's so many opportunities out there that we haven't tapped into. So we do see a very -- even bigger opportunity in 2022 versus 2021 on new customer size on the regional chain accounts.

Ryan Merkel -- William Blair -- Analyst
Got it. OK. It's great to hear. And then just lastly for me, you know, Alan, I think your domestic OEM competitors were out of capacity.

I think that was the case in 2021. Where do we stand now? I assume they're expanding capacity. Are they starting to ramp up a bit? Could that competition heat up a little bit?

Alan Yu -- Chief Executive Officer
I do -- I have been hearing that the domestic manufacturer, they have expanded their operation. In 2021, it's not -- the shortage, it was not caused by the lacking of the capacity, it was more of lacking of the labor for everybody, including ourselves. At a certain point -- I mean, there are certain days in a month that we can only have less than 10% of our staff can come to work due to the omicron, the height of the omicron. And that's what I heard from the competitor as well, everyone having a hard time finding labor even until today.

It's not they don't have equipment, they just can't find enough people to come to work, and consistently, you know, instead of working for a 10 day and quit. So that is the challenge. And we still see that challenge as of today. That challenge has not gone away.

Ryan Merkel -- William Blair -- Analyst
OK. Well, thanks for the color. I'll pass it on.

Alan Yu -- Chief Executive Officer
Thank you.

Operator
[Operator instructions] our next question will come from Brian Butler with Stifel. Please go ahead.

Brian Butler -- Stifel Financial Corp. -- Analyst
Thanks for taking my questions. You guys hear me?

Alan Yu -- Chief Executive Officer
Yes, we can hear you, Brian.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. Great. So just at a high level, how do you view kind of the risk of, you know, hyper or very high inflation in food cost with the current, you know, Russia-Ukraine situation? What kind of risk of that to the model is that for you guys?

Alan Yu -- Chief Executive Officer
Well, we've seen the raw material increase on the plastic side, resin side by nearly 50%. The paper side increased even more by almost 70%. And we've seen even the raw material, the food ingredients that we import have also increased. Aluminum increased.

Everything has spiked up. What we've done is we have to protect our margin and protect our -- making sure that we're in a profitable business. So we pass on most of these increases on to our customers, and our customers, basically, also pass on the increases to their customers as well. So we've seen -- basically, the consumer seems to be taking these passes -- passing of inflation cost fairly well. I -- well, even this year, I don't see much more of increases coming along.

I mean, I think everything has stabilized. But we are skeptical holding in terms of making sure that if there's any -- even more increases because there's a lot of uncertainties with the work going on and the shortage of raw material, especially in aluminum and paper, so we're more cautious on that part. If it happens, we'll just have to do what we can to protect the margin.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. And then on the -- you mentioned the ESG products or the environmental products. Can you give us some color on the mix that was in 2021, and what the expectation is for 2022?

Alan Yu -- Chief Executive Officer
Sure. In 2021, for example, the state of Hawaii mandated all restaurants to use compostable take-out packaging, not only in straws, in lids, in cups, and also take-out containers. That has kind of got delayed and then moved into 2022. So I do -- I have hearing a lot of these national chain accounts looking for these compostable products because they're -- they have -- they're out of the deadlines.

And we see that's going to grow in that area. And also, we've seen even in our neighboring country like Mexico and Canada, customers are asking for a compostable product. Seattle, San Francisco, California, New York, Maryland, most of these areas they are -- these states and local regulations are actually requiring restaurants and businesses to use 100% compostable product, not like just a recyclable product but compostable product. So we have been -- we started the compostable line in -- back in 2007, and we're one of the leading manufacturer of importer of that product line.

So we've seen a really large increases on the sale of this aspect of the product line. And we do see in 2022, it will continue to grow even faster pace than 2021. And that -- this is where we see the challenge is, finding more sources. I would say that this is a challenge for every -- even our competitors is trying to finding more sources for these compostable products because it's not that easy to make these compostable product versus a regular plastic container or a paper containers.

It is much harder to make one. So -- and also, they're not produced -- most of them are producible overseas, none from domestic manufacturing. So this is our challenge, and we're looking to do everything we can to find more sources to ensure that our customers are able to get these products from us.

Brian Butler -- Stifel Financial Corp. -- Analyst
On those years, how much more profitable is the environmental, you know, compostable products versus your standard, you know, plastic products or just regular paper?

Alan Yu -- Chief Executive Officer
I would say 15% to 25% more profitable than our standard product.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. That's helpful. On the freight costs, and those coming down in kind of 2022 versus 2021, any color on how that trends through the quarter? I mean, are we going to see a big difference in the first quarter, and then it kind of evens out the rest of the year, or is there some other volatility in there?

Alan Yu -- Chief Executive Officer
The information that we receive and the contract we just recently signed indicated that freight-ocean freight is actually going -- has gone up 35% from last year, starting in May 1st versus coming down. The freight coming down is domestic shipping. So far, that is the over the road from -- for example, California to Dallas, or to Texas, to Las Vegas, Arizona. That domestic shipping has come down a little bit with the truckload orders. But for the LTL, it has actually gone up. So it kind of offset each other's.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. And what -- when you think about kind of the demand that you're seeing for 2022, is there a rebuild of inventory for your customers? And is that a -- what does that do for your working capital needs to meet that, you know, 17% to 19% revenue growth?

Alan Yu -- Chief Executive Officer
For our company, basically, we've not only invested in more inventory. And this is one of the reasons that we see a stronger first quarter than -- versus the fourth quarter last year is we built up a lot more inventory this quarter than last quarter. So our fulfillment rate is much better, which we see that actually will give us a better result in terms of revenue wise. And in terms of equipment wise, we've also ordered a lot more equipment this year versus last year, which they're all coming in.

So that will also increase our capacity wise. On our financial needs, currently, we're actually were pretty good in terms of financial needs right now with our net margin -- proceeds from our profit margins.

Brian Butler -- Stifel Financial Corp. -- Analyst
So is working capital going to be a use of cash again in 2022? Is that the right way to think about it, you're going to be up or spending?

Alan Yu -- Chief Executive Officer
Yes.

Brian Butler -- Stifel Financial Corp. -- Analyst
And what about capex, do you have any outlook on what the capex number should be?

Alan Yu -- Chief Executive Officer
We're still looking at the 5%, as we previously announced before, on the capex.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. Five percent revenue?

Alan Yu -- Chief Executive Officer
Yes.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. And a couple more on the modeling side. What's the right tax rate to think about for 2022, as well as what's going to be the interest expense?

Alan Yu -- Chief Executive Officer
I'm going to leave that to Jian on this question.

Jian Guo -- Chief Financial Officer
Yeah, sure. Hi, this is Jian. So in terms of the income tax rate, I think high-level 2022 income tax will be -- tax rate -- effective tax rate will be fairly comparable to what we have seen in 2021. And then the other question -- I'm sorry, the other question is about the --

Brian Butler -- Stifel Financial Corp. -- Analyst
What's the right interest expense to be looking at?

Jian Guo -- Chief Financial Officer
Well, the --

Brian Butler -- Stifel Financial Corp. -- Analyst
I mean, assuming rates don't change materially from where we are right now.

Jian Guo -- Chief Financial Officer
Yeah, sure. In terms of the interest expense, it's -- if you're looking at the core Karat business without the interest rate swap, it's probably going to be fairly comparable to the second half of 2021. On the overall consolidated Karat Packaging as a consolidated group, we are looking to have some fairly significant gain from the change in the fair value of the interest rate swap that we have. High level, we haven't had -- we paid down because of the pay down from the proceeds in 2021, we've significantly reduced the amount that we -- significantly reduced the amount of the outstanding debt, but that should be the overall outlook from -- for 2022.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. That's helpful. And then one last one, just what's the outlook for M&A in 2022? What thoughts of growth there?

Alan Yu -- Chief Executive Officer
Well, we've -- I've actually -- we've actually made several requests and also seeking for M&A in 2021. And it has been very challenging because the market has been very, very hot in terms of there's a lot of acquisition, and the price, basically, we've seen 13 times to 17 times EBITDA. It's just definitely not something that we're looking to do. So we're also waiting to see what -- is there any manufacturing out there that could complement our needs in terms of what we can acquire or we can work with them jointly.
I would say that something will be, definitely in the pipe -- we have a couple of things in the pipeline. And definitely, within the next 30 to 60 days, there should be something that we've actually finalized on that part.

Brian Butler -- Stifel Financial Corp. -- Analyst
OK. Great. Thank you very much for taking my questions.

Operator
Our next question is a follow-up from Jake Bartlett with Truist Securities. Please go ahead.

Jake Bartlett -- Truist Securities
Thanks for taking the follow-up. Just a couple of quick ones. My first was just on the gross margin outlook for 2022. And then the drivers, Alan, you mentioned the reasons why that's so -- seem to be kind of somewhat long term, you know, could be considered long term.
So the question is, before, I think we're thinking about 29% to 31% long-term gross margins for the model, is there -- should we be moving that up long term, or is '22, you know, kind of just somewhat abnormal?

Alan Yu -- Chief Executive Officer
With the current situation that we're progressing with the increase in online sales and also the eco-friendly ESG product line, I do see that the overall average of the 2022 is it's still going to be around 31%, definitely be higher than the 2021 in the previous years. We found different ways of increasing our gross margins, especially we've seen that online sale channel -- selling channel has been very lucrative, and also the ESG product line. And also the new product that we were currently bringing in, they have offered us -- giving us the higher profit margin. And also for the year 2022, we see a strong dollar. With -- the key thing about strong dollars is the product that we import will have a higher margin, even with the increase from overseas, because we have seen cost of product overseas have risen significantly in the past three months.

Every country has raised the price due to inflation. But the past two weeks of the gain in dollars really offset those -- some of those increases. So we do expect the dollars to continue to grow and be strong, or even stronger, for the next six to nine months. So as of 2022, we think this is a good model for the 31% to 32% gross margin. In terms of the long term, we're still thinking that if we can continue, that's our goal, online is increasing our online sales, we would say -- I would say that this will be a long-term gross margin guidance in terms of going forward.

Jake Bartlett -- Truist Securities
Got it. So it would move up -- the model could be, you know, higher margin, you know, given the mix shifts that you're targeting. Is that the right way to think about it?

Alan Yu -- Chief Executive Officer
Yes, it is.

Jake Bartlett -- Truist Securities
OK. And then, you know, I just have also a question on the environmentally friendly products. It was asked but, Alan, I'm not sure if you answered. But the percent of sales in 2021 that you consider environmentally friendly, that would be helpful just because it gives us -- such a big part of the story is to be able to track that.

Alan Yu -- Chief Executive Officer
I'll leave this to Jian to answer the question, which she has the numbers.

Jake Bartlett -- Truist Securities
Great.

Jian Guo -- Chief Financial Officer
Yeah, sure. So overall, it stays about this close to 20%, so in the high teens of the overall total sales for 2021.

Jake Bartlett -- Truist Securities
Great. And then the last question is your exposure to -- or, you know, how much you're importing from China? I know that you've been diversifying your kind of import, your supply sources, and geographies where you're supplying from. You know, as we think about production shutdowns and disruption from COVID case spikes, you know, how should we think about the risk there?

And just it would be helpful to understand, you know, what percentage of your imports are coming from China these days.

Alan Yu -- Chief Executive Officer
Sure. I believe in our previous conversation or previous conference calls that we mentioned that we have been moving from import from China into other parts of the country like Vietnam, Malaysia, and Taiwan. And our -- actually, most of our products are now shipping out of Taiwan, even with the eco-friendly product line and product that was mainly produced out of China. Now, there's more companies are moving those into Vietnam and Indonesia, as well as Taiwan. I would say that, in the past, we mentioned that it was about over 30%, 40% dependency in China.

And then we went down to -- all the way to 25%. Our goal is still to import only 20% or less out of China versus the other part -- other countries.

Jake Bartlett -- Truist Securities
OK. And is the, you know, kind of the production -- the halts or kind of disruption that's going on right now, will that affect you and your ability for that, you know, 20% to 25% that you get from them now? Is that a material risk to your outlook?

Alan Yu -- Chief Executive Officer
No. This is a good thing. Most of the vendor that we order from China, they set up manufacturing out of Vietnam as well. And this -- just in case that there's a disruption in China, like a few months ago, there were some shutdown in the Ningbo port, we have to rely 100% out of Vietnam and Taiwan. And currently, I think almost everything that we purchase on China, we have a backup plan in Taiwan or Vietnam and Malaysia, and even now, we're looking at Indonesia as well.

Jake Bartlett -- Truist Securities
Great. And then really the last question -- gas prices, diesel prices. You know, just kind of remind us where they are -- how much is your exposure -- you know, as diesel prices have gone up, is that material for the model? I want to make sure we understand that.

Alan Yu -- Chief Executive Officer
I don't believe we have much exposure to the gas prices. I know that our truck -- our fleet have locked into a really pretty nice -- pretty good price for the past three months versus diesel gas out in the marketplace. So at -- from our perspective, we do not see there's a really high risk in terms of gas prices. That's what I mentioned earlier.

The increase in gas prices, the increased LTL shipping costs, the UPS and FedEx, they have implemented surcharges, fuel surcharges, same with the LTL carrier. But the truckloads, this is where we actually gain margin in terms of pushing the customers to order by the truckload. Those costs have come down. The independent trucking company or the trucker have absorbed the increase in gas prices due to a reduction in demand in the truckload request on the marketplace recently.

Jake Bartlett -- Truist Securities
Great, great. Thank you so much.

Alan Yu -- Chief Executive Officer
Thank you, Jake.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Alan Yu, CEO, for any closing remarks.

Alan Yu -- Chief Executive Officer
Well, thank you, everyone, for joining us today. And I hope that we were able to answer everyone's questions. And I look forward to your next conference call next quarters, and have a nice day, everyone. Thank you.

Operator
[Operator signoff]